Exhibit 99.1

STATEMENT APPOINTING DESIGNATED FILER

The undersigned entities and individuals (the “Reporting Persons”) hereby designate The Bollard Group LLC and relying adviser Spinnaker Capital 2007 GP LLC (the “Designated Filer”) to make filings of Schedules 13G (and any amendments thereto) pursuant to Section 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of Capnia, Inc. (the “Company”).

Each Reporting Person hereby further authorizes and designates the Designated Filer to execute and file on behalf of such Reporting Person the Reports with respect to the securities of the Company, including all Schedule 13G and any amendments thereto, that the Reporting Person may be required to file with the United States Securities and Exchange Commission as a result of the Reporting Person's ownership of, or transactions in, securities of the Company.

The authority of the Designated Filer under this document with respect to each Reporting Person shall continue until such Reporting Person is no longer required to file Schedule 13G with respect to the Reporting Person's ownership of, or transactions in, securities of the Company, unless earlier revoked in writing.  Each Reporting Person acknowledges that the Designated Filer is not assuming any of the Reporting Person's responsibilities to comply with Sections 13(d), 13(g) or Section 16 of the Exchange Act.

THE BOLLARD GROUP LLC AND RELYING ADVISER SPINNAKER CAPITAL 2007 GP LLC
By:	Anastasios Parafestas
	By:	/s/ Anastasios Parafestas
Name: Anastasios Parafestas Title: Managing Member

TRIREMES 16 LLC
By:	Spinnaker Capital 2007 GP LLC
	By:	/s/ Anastasios Parafestas
Name: Anastasios Parafestas Title: Managing Member
ANASTASIOS PARAFESTAS
	By:	/s/ Anastasios Parafestas
Name: Anastasios Parafestas